IMMEDIATE ATTENTION REQUIRED
June 30, 2005
To the Participants in the Performance Food Group Company Employee Savings and Stock Ownership Plan:
       Performance Food Group Company (“PFG”) has initiated a tender offer to purchase for cash up to 10,000,000 shares of its common stock at a price not greater than $31.50 nor less than $27.50 per share. PFG is making the tender offer to all shareholders and wishes to extend the tender offer to participants in the PFG Employee Savings and Stock Ownership Plan (the “ESSP”) who invest a portion of any of their plan account(s) in PFG common stock.
       If a portion of any of your plan account(s) is invested in PFG common stock, you have the right to tender (that is, offer to sell to PFG) some or all of such common stock (including any unvested shares) by tendering the corresponding shares of PFG common stock (the “shares”), in accordance with the enclosed documents. The number of shares in your ESSP account(s) on a particular day is determined by dividing the total market value of your shares in your ESSP account(s) by the closing market price per share of our common stock on that day. You may determine the number of shares in your plan account(s) from time to time either through the Internet at www.wachovia.com/401(k) or by calling (800) 377-9188 any business day from 7:00 a.m. to 10:00 p.m. (eastern time), pressing “0” and speaking to a participant account services representative. Please note that the number of shares credited to your plan account(s) may change prior to the expiration of the tender offer period as a result of allocations and additional 401(k) and matching contributions being made, as well as by any investment changes you make. If you attempt to tender more shares of PFG common stock than you actually hold in your ESSP plan account(s), you will be deemed to have tendered the actual total number of shares held in your ESSP account(s).
       To exercise your right to tender shares, you must complete the enclosed Trustee Direction Form and return it to American Stock Transfer & Trust Company, the Depositary for the tender offer, by 5:00 p.m., New York City Time, on Wednesday, August 3, 2005, unless PFG has extended the tender offer, in which case, if administratively feasible, the deadline for receipt of your Trustee Direction Form will be 5:00 p.m., New York City time, six business days prior to the expiration of the tender offer, as extended. The Depositary will then communicate your instructions to Wachovia Bank, NA, the Trustee of the ESSP (the “Trustee”). We have been advised that, if the Depositary does not receive your completed Trustee Direction Form by the time and date specified above, it will not be able to provide the necessary information to the Trustee in a timely manner for the Trustee to tender any shares held on your behalf in a timely manner.
       If you do not return the Trustee Direction Form to the Depositary in a timely manner, neither the Trustee nor PFG will tender any shares on your behalf. The shares you tender, if any, will be deemed to have been tendered from each of your plan accounts pro rata determined by dividing the number of shares of PFG common stock held in each account by the total number of shares of PFG common stock held in all your ESSP accounts.
       If your tender is accepted, proceeds from the sale will be deposited into your ESSP account(s) and invested in the Stable Portfolio Group Trust unless and until you reallocate the proceeds based on your personal investment strategy. Any proceeds attributable to the sale of shares of PFG common stock in the ESSP which have not vested will continue to be subject to the vesting requirements of the ESSP.
Your Decision Whether to Tender
       The decision whether to tender some or all of your shares is yours alone; we are not recommending that you tender or refrain from tendering your shares. In making your decision, you should consider your personal investment and retirement goals and whether the total return on your plan is likely to be greater by retaining your shares or by tendering shares and reinvesting the sale proceeds (if the tender is accepted).

Important Documents Enclosed
       We enclose the Offer to Purchase dated June 30, 2005, the related Letter of Transmittal, other tender offer materials, and a Trustee Direction Form. Your immediate attention is required. The enclosed “Letter to Participants in the Performance Food Group Company Employee Savings and Stock Ownership Plan” summarizes the tender offer, your rights under the plan and the procedures for completing the Trustee Direction Form. You should also review the more detailed explanation of the tender offer provided in the other tender offer materials enclosed with this letter, including the Offer to Purchase and the related Letter of Transmittal. It is important that you read the enclosed documents carefully before you make a decision whether or not to tender any of your shares.
Important Dates

June 30, 2005	PFG initiates offer to shareholders

5:00 p.m., New York City time, Wednesday, August 3, 2005	Deadline to return your Trustee Direction Form to the Depositary to tender your shares or to withdraw your previous tender of shares (unless PFG has extended the tender offer)

5:00 p.m., New York City time, Thursday, August 11, 2005	The tender offer expires (unless PFG has extended the tender offer)

       Note: If you choose to tender some or all of your shares in the ESSP, your ability to sell those shares or receive loans or distributions relating to those shares will be restricted for a short period of time beginning on the sixth day prior to the expiration of the tender offer. The enclosed “Letter to Participants in the Performance Food Group Company Employee Savings and Stock Ownership Plan” explains these restrictions, and we urge you to read it carefully before making any decision.
       If you do not wish to tender any of your shares, you need not take any action. However, unless you direct the Trustee by delivering a completed Trustee Direction Form to the Depositary by the deadline specified in this letter, none of your shares will be tendered.

Yours truly,

PERFORMANCE FOOD GROUP COMPANY
Plan Administrator of Employee Savings and
Stock Ownership Plan

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OFFER TO PURCHASE FOR CASH
by
PERFORMANCE FOOD GROUP COMPANY
Up to 10,000,000 Shares of its Common Stock
(Including the Associated Rights to Purchase Preferred Stock)
At a Purchase Price Not Greater Than $31.50 nor Less Than $27.50 Per Share
THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 11, 2005,
UNLESS THE TENDER OFFER IS EXTENDED.
June 30, 2005
To Participants in the Performance Food Group Company Employee Savings and Stock Ownership Plan:
       Performance Food Group Company (“PFG” or “we”) is offering to purchase for cash up to 10,000,000 shares of its common stock, par value $.01 per share, at a price not greater than $31.50 nor less than $27.50 per share, net to the seller in cash, without interest. The tender offer is being made upon the terms and conditions specified in the Offer to Purchase, dated June 30, 2005, and the related Letter of Transmittal, which are enclosed.
       As a participant in the PFG Employee Savings and Stock Ownership Plan (the “ESSP”), a portion of your plan account(s) may be invested in PFG common stock. If a portion of any of your plan account(s) is invested in PFG common stock, in accordance with the tender offer, you may tender (that is, offer to sell to PFG) some or all of such common stock (including any unvested shares) by tendering the corresponding shares of PFG common stock held in the ESSP (the “shares”). The shares you tender, if any, will be deemed to have been tendered from each of your plan accounts pro rata determined by dividing the number of shares of PFG common stock held in each account by the total number of shares of PFG common stock held in all your ESSP accounts.
       The number of shares in your ESSP account(s) on a particular day is determined by dividing the total market value of your shares in your ESSP account(s) by the closing market price per share of our common stock on that day. You may determine the number of shares in your plan account(s) from time to time either through the Internet at www.wachovia.com/401(k) or by calling (800) 377-9188 any business day from 7:00 a.m. to 10:00 p.m. (eastern time), pressing “0” and speaking to a participant account services representative. Please note that the number of shares credited to your plan account(s) may change prior to the expiration of the tender offer period as a result of allocations and additional 401(k) and matching contributions being made, as well as by any investment changes you make. If you attempt to tender more shares of PFG common stock than you actually hold in your ESSP account(s), you will be deemed to have tendered the actual total number of shares held in your ESSP account(s).
       If you do not wish to tender any portion of your shares, you need not take any action. Unless you complete and return the Trustee Direction Form on a timely basis, none of your shares will be tendered.
       The Offer. Upon the terms and subject to the conditions of the tender offer, PFG will determine a single per share price not greater than $31.50 nor less than $27.50 that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. PFG will select the lowest purchase price that will allow it to purchase 10,000,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, in the tender offer. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by PFG, subject to the “odd lot” priority, conditional tender and proration provisions described in the Offer to Purchase. PFG will pay the same purchase price for all shares acquired in the tender offer. PFG reserves the right, in its sole discretion, to purchase more than 10,000,000 shares in the tender offer, subject to applicable law. Shares tendered at prices greater than the purchase price and shares not purchased due to proration or conditional tender provisions will be returned to the tendering shareholders or the ESSP, as applicable, at PFG’s expense promptly after the expiration date. See Section 1 and Section 3 of the Offer to Purchase.
       If at the expiration of the tender offer more than 10,000,000 shares (or such greater number of shares as PFG may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price selected by PFG, PFG will buy shares:

(i) first, from all holders of “odd lots” of less than 100 shares (not including any shares held in the ESSP) who properly tender all of their shares at or below the purchase price selected by PFG and do not properly withdraw them before the expiration date;

(ii) second, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price selected by PFG (except for shareholders who tendered subject to the condition that a specified minimum number of shares be purchased as described in Section 6 of the Offer to Purchase and whose condition was not satisfied); and

(iii) third, only if necessary to permit PFG to purchase 10,000,000 shares (or such greater number of shares as PFG may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. See Section 1 and Section 6 of the Offer to Purchase.
       The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.
       The tender offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of shares of common stock of PFG. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of PFG residing in any jurisdiction in which the making of the tender offer or acceptance of the tender offer would not be in compliance with the securities laws of that jurisdiction.
       The tender offer will expire at 5:00 p.m., New York City time, on Thursday, August 11, 2005.
       Tender Instructions. If you would like to tender some or all of your shares in response to the tender offer, you must complete the yellow Trustee Direction Form included with this document and return it to American Stock Transfer & Trust Company, the Depositary for the tender offer, at one of the addresses provided below so that the Depositary receives it no later than 5:00 p.m., New York City time, on Wednesday, August 3, 2005, unless PFG has extended the tender offer, in which case, if administratively feasible, the deadline for receipt of your yellow Trustee Direction Form will be 5:00 p.m., New York City time, six business days prior to the expiration of the tender offer, as extended.
       Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in your plan account(s), you should read that document carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares held on your behalf in your plan account(s). The Letter of Transmittal may only be used to tender shares held outside of the ESSP. If you hold shares outside of the ESSP and wish to tender those shares as well as shares held in your plan account(s), you must comply with the procedures described in the Letter of Transmittal and the Offer to Purchase for your shares held outside of the ESSP, and submit a yellow Trustee Direction Form for shares you hold in your plan account(s). You should also read the Offer to Purchase carefully before making any decision regarding the tender offer.
       The Depositary will receive each participant’s tender directions and will give them to Wachovia Bank, NA, the Trustee of the ESSP (the “Trustee”). The Trustee will tender shares at the prices specified on behalf of all participants in the ESSP who elect to tender shares. The balance of your ESSP account(s), however, will reflect a reduction in value equal to the number of shares tendered multiplied by the fair market value of the shares on the day they are tendered by the Trustee. In the event that the shares you tender are not accepted for purchase in the tender offer, any shares you tendered will be returned to your ESSP account(s), and your ESSP account will be increased by the value of the number of shares tendered multiplied by the fair market value of such shares on the day the shares are returned to your ESSP account(s).
       You must carefully follow the instructions below if you want to direct the Trustee to tender some or all of the shares held on your behalf in your plan account(s). Failure to follow these instructions properly may make you ineligible to direct the Trustee to tender shares held in your plan account(s) in the tender offer. Shares held on your behalf in your plan account(s) can be tendered only by following these instructions and by properly completing and returning the yellow Trustee Direction Form.
       To tender shares from your plan account(s) you must specify on the yellow Trustee Direction Form the following:

•	The number of shares of PFG common stock held in your ESSP account(s) you wish to tender;

•	Whether you are willing to sell the shares in your plan account(s) to PFG at the price determined by PFG in the tender offer (this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $27.50 per share), or if not, the price or prices between $27.50 and $31.50 per share at which you are willing to sell the shares in the tender offer. If you want to tender the shares in your plan account(s) at different prices, please refer to the yellow Trustee Direction Form for instructions.
       When considering whether or not to participate in the tender offer, it is important that you note the following:
       1.     If the Depositary does not receive your yellow Trustee Direction Form by 5:00 p.m., New York City time, on Wednesday, August 3, 2005, then the Depositary will not have sufficient time to process your direction and inform the Trustee. In such case, the Trustee will not tender any shares held on your behalf in the ESSP, and PFG will not instruct the Trustee to do so. The tender offer, proration period and, other than with respect to plan participants, withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, August 11, 2005, unless the tender offer is extended (see paragraph 7 below for information relating to the withdrawal rights of plan participants). Consequently, to allow time for processing, your yellow Trustee Direction Form must be received by the Depositary no later than 5:00 p.m., New York City time, on Wednesday, August 3, 2005, unless the offer is extended in which case, if administratively feasible, the deadline for receipt of your Trustee Direction Form will be 5:00 p.m., New York City time, six business days prior to the expiration of the tender offer, as extended.
       2.     The ESSP is prohibited from selling shares to PFG for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of PFG’s common stock on Nasdaq at the expiration of the tender offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of PFG’s common stock on Nasdaq on the expiration date of the tender offer. This could result in your shares not being purchased in the tender offer.
       3.     The tender offer is for up to 10,000,000 shares, constituting approximately 21.2% of PFG’s shares outstanding as of June 3, 2005. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in Section 7 of the Offer to Purchase.
       4.     The Board of Directors has approved the making of the tender offer. However, neither PFG nor any member of its Board of Directors, the Dealer Manager, the Depositary, the Information Agent, or the Trustee or any other fiduciary of the plan, makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. PFG’s directors and executive officers have indicated that they do not intend to tender any shares in the tender offer as more specifically discussed in Section 11 of the Offer to Purchase.
       5.     Your tender instructions will be held in strict confidence by the Depositary and the Trustee and will not be divulged or released to any directors, officers or employees of PFG, except as may be required by law.
       6.     Tendering participants will not be obligated to pay any brokerage fees or commission or solicitation fees to the Trustee, the Dealer Manager, the Depositary, the Information Agent or PFG or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares in the tender offer.
       7.     As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the Trustee to tender shares held on your behalf in your plan account(s), and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new yellow Trustee Direction Form. However, the new Trustee Direction Form will be effective only if it is received by the Depositary on or before 5:00 p.m., New York City time, on Wednesday, August 3, 2005, which is six business days before the scheduled expiration of the tender offer at 5:00 p.m., New York City time, on Thursday, August 11, 2005. Upon receipt of a timely submitted new Trustee Direction Form, your previous instructions to tender the shares will be deemed canceled. Additional yellow Trustee Direction Forms may be obtained by calling Mellon Investor Services, the Information Agent for the tender offer, at (877) 698-6865.
       8.     Contributions to the ESSP may continue throughout the tender offer. FOR ADMINISTRATIVE PURPOSES, PARTICIPANTS WHO DIRECT THE TENDER OF ALL OR A PORTION OF THEIR SHARES WILL NOT BE ABLE TO DIRECT THE DISPOSITION OF THE TENDERED PORTION OF THEIR SHARES, OR REQUEST A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR SHARES, AT ANY TIME FROM THE BEGINNING OF THE SIXTH BUSINESS DAY PRIOR TO THE EXPIRATION DATE OF THE OFFER (i.e. AUGUST 3, 2005, UNLESS THE OFFER IS EXTENDED) UNTIL THE ESSP TRUSTEE DEPOSITS ANY SHARES THAT WERE TENDERED AND NOT PURCHASED INTO THE TENDERING PARTICIPANT’S ACCOUNT(S).
       PARTICIPANTS WHOSE TENDER OFFER IS ACCEPTED BY THE COMPANY WILL CONTINUE TO BE PROHIBITED FROM DIRECTING THE DISPOSITION OF THE TENDERED PORTION OF THEIR SHARES, AND WILL BE PROHIBITED FROM REQUESTING A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR SHARES, UNTIL THE ESSP TRUSTEE RECEIVES THE PROCEEDS FROM THE TENDER OFFER AND COMPLETES THE TRANSFER OF THE TENDERED PORTION OF THE SHARES INTO THE STABLE PORTFOLIO GROUP TRUST.
       YOU SHOULD EVALUATE THE APPROPRIATENESS OF YOUR CURRENT INVESTMENT DECISIONS IN LIGHT OF THE FOREGOING LIMITATIONS.
       PARTICIPANTS WHO SUBMIT A TENDER OFFER FOR ONLY A PORTION OF THEIR SHARES WILL ONLY BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE AS THEY RELATE TO THE TENDERED PORTION OF THEIR SHARES.
       PARTICIPANTS WHO DO NOT SUBMIT A TENDER OFFER FOR ANY PORTION OF THEIR SHARES WILL NOT BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE.
       9.     If you tender shares, the tender proceeds will be deposited into your plan account(s) and invested in the plan’s Stable Portfolio Group Trust unless and until you reallocate the proceeds based on your personal investment strategy. Any proceeds attributable to the sale of shares of PFG common stock which have not vested will continue to be subject to the vesting requirements of the ESSP.
       10.     While you will not recognize any immediate tax gain or loss as a result of the tender offer, the tax treatment of future withdrawals by you or future distributions to you from the ESSP may be adversely affected by a tender and sale of shares within the plan to the extent you have tendered shares in the tender offer. Specifically, under current federal income tax rules, if you receive a lump sum distribution from a plan including PFG shares that have increased in value while they were held by the plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called “net unrealized appreciation,”

until you sell the shares. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares credited to your individual plan account(s) are purchased by PFG in the tender offer, you will no longer be able to take advantage of this tax benefit.
       If you have any questions regarding your participation in the tender offer, please contact Mellon Investor Services, the Information Agent for the tender offer, at (877) 698-6865.
       Unless you direct the Trustee, by completing and delivering the enclosed Trustee Direction Form to the Depositary by the deadline specified in this letter, to tender the shares held on your behalf in your plan account(s), no shares will be tendered.
       If you wish to tender your shares, complete the yellow Trustee Direction Form and return it to American Stock Transfer & Trust Company at one of the addresses listed below:
AMERICAN STOCK TRANSFER & TRUST COMPANY

By Registered, Certified or First Class Mail or
Overnight Courier
American Stock Transfer & Trust Company
Operations Center
Attention: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219	By Hand American Stock Transfer & Trust Company Attention: Reorganization Department 59 Maiden Lane New York, New York 10038

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